January 27, 2005

Contact:
Joe Patterson
Vice President, Director of Corporate Communications
Phone: 717-735-5651

FOR IMMEDIATE RELEASE

ANTHONY CHIVINSKI APPOINTED TO THE BOARD OF
DIRECTORS OF STERLING FINANCIAL CORPORATION

LANCASTER, PA. – Anthony D. Chivinski, executive vice president and chief operating officer of Pennfield Corporation, has been appointed to the board of directors of Sterling Financial Corporation.

“Tony’s experience with business at the executive level and his involvement in the community make him well qualified to serve on our board,” said J. Roger Moyer, Jr., president and chief executive officer of Sterling Financial Corporation. “His knowledge of finance, strategic planning, business operations and team development will further strengthen our already strong board.”

Chivinski joined Pennfield Corporation as a division controller in 1980 and was promoted to vice president and general manager of the company’s poultry meat division and Ritter Food Service and then to senior vice president of consumer foods. In 2001, he was named executive vice president and chief operating officer. Pennfield Corporation is a Lancaster-based, family owned agribusiness serving customers in the Mid-Atlantic and Northeast regions. Pennfield Feeds manufactures dairy, poultry, equine and specialty feeds, and Ritter Food Service supplies the food-service and food-retail sectors with fresh poultry, custom-cut meats, seafood, dry goods and frozen food products.

A native of Pottsville, Pa, Chivinski is a graduate of Pennsylvania State University with a bachelor’s degree in business administration. He serves on the board of directors of Pennfield Corporation, the United Way of Lancaster County and Junior Achievement and is a Warwick Township supervisor.

His community involvement included serving as a member of the boards of directors of the United Way of Lebanon County (Pa.), the Lancaster Chamber of Commerce, the Hugh O’Brian Youth Foundation-Central Pennsylvania Leadership Seminar and the Lancaster Jaycees. He also served on the board of directors of the National Chicken Council and the U. S. Poultry and Egg Association.

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With assets of approximately $2.7 billion, Sterling Financial Corporation is a family of financial services organizations that operates 63 banking locations in south-central Pennsylvania, northern Maryland, and northern Delaware through its affiliate banks, Bank of Lancaster County, N.A.; Bank of Hanover and Trust Company; First National Bank of North East; Bank of Lebanon County; PennSterling Bank; Pennsylvania State Bank; and Delaware Sterling Bank & Trust Company. In addition to banking, Sterling’s affiliates include Town & County Leasing, LLC; Lancaster Insurance Group, LLC; Equipment Finance, LLC (a specialty commercial finance company); Sterling Financial Trust Company and Church Capital Management, LLC (a registered investment advisor), with combined assets under management of $2.1 billion; Bainbridge Securities, Inc. (a securities broker/dealer); and StoudtAdvisors (an employee benefits consulting and brokerage firm). For additional information about Sterling Financial Corporation, visit www.sterlingfi.com.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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